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                                                                    EXHIBIT 99.2

                                    BUSINESS

GENERAL

     We are a leading comprehensive, integrated disease management company, offering our services to patients, physicians, health plans and employers. Disease management encompasses a broad range of services aimed at controlling healthcare costs through proactive management of care. Our strategy is to focus on providing effective cost-saving solutions for four of the most costly chronic diseases and medical conditions in the nation: diabetes, pregnancy and select respiratory and cardiovascular diseases. Our disease management programs seek to lower healthcare costs and improve patient outcomes through a broad range of disease management, fulfillment and telemedicine services. We contract with managed care organizations and self-insured employers for the provision of our services for which we are generally compensated on a fee-for-service basis. In 2001, we are enjoying what we believe to be a favorable customer mix in that only 26% of our revenues are derived from governmental sources and no single commercial customer represents more than 10% of our revenues.

     Matria Healthcare, Inc., a Delaware corporation, was incorporated on October 4, 1995 for the purpose of the merger of Tokos Medical Corporation and Healthdyne Maternity Management. The effective date of the merger was March 8, 1996. Our headquarters are located in Marietta, Georgia.

                               INDUSTRY OVERVIEW

     The Health Care Financing Administration ("HCFA") estimates that healthcare expenditures in the United States represent approximately 13% ($1.3 trillion) of the gross domestic product. By 2008, HCFA projects the nation's healthcare spending to rise to approximately $2.3 trillion. A disproportionate percentage of these costs are related to a small number of chronic diseases and medical conditions, with industry analysts estimating that roughly $500 billion is spent annually in the United States on chronic diseases. Diabetes, one of the fastest growing chronic diseases in the nation, accounts for approximately 14% of total healthcare expenditures. Left untreated, diabetes leads to other costly medical complications, such as blindness, kidney disease and cardiovascular disease. Similarly, cardiovascular disease and respiratory disease account for approximately 30% and 8%, respectively, of national healthcare expenditures. While published figures quantifying the total dollar amount spent on pregnancy vary, the National Center for Health Statistics has reported an increased rate of preterm births over the past few years with the current preterm birth rate approximating 12%. Analysts estimate that costs for complicated births range from $20,000 to $400,000 per baby compared to about $6,400 for an uncomplicated delivery. The disease management industry has emerged in response to this environment of increasing healthcare costs.

     In addition to the desire for health plans and employers to reduce costs, what we believe to be favorable demographic trends are also positively influencing the demand for disease management services. Based on United States Census Bureau projections, one of the fastest growing segments of the nation's population is the over 65 age group. This group is expected to increase by approximately 12% to 39.3 million persons by 2010. This group currently has the largest incidence of diabetes in the United States, with an 18% prevalence rate, versus a 6% prevalence rate for adults above the age of 20.

BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

     Our disease management services emphasize a multidisciplinary approach to care which involves our customer service representatives, nurses and clinicians coordinating with physicians to oversee adherence to treatment plans. Our services focus on the patient's behavior between visits to the physician and seek to improve the patient's compliance with the physician's care plan. Our disease management programs encourage routine check-ups and the use of patient self-management tools in order to manage costs more effectively and be proactive in the treatment of high cost or chronic diseases and medical conditions. We
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utilize our call center infrastructure, national network of skilled clinicians, supply distribution channels and information systems to serve this critical period of patient care. We believe managing patients during this period can reduce costly events, such as emergency room visits and hospitalizations, but more importantly, can improve the patient's health outcome, reduce sick days and increase productivity. With our coordinated disease management programs, we believe we are especially well positioned to provide employers and other payors with solutions for these problems and have distinguished ourselves from our competitors. In addition, TRAX(TM), our proprietary patient management and clinical record system, enables us to leverage our disease management programs with our telemedicine and fulfillment services.

     Our operations consist of two reportable business segments: Women's Health and Diabetes Supplies and Services.

     Women's Health. Our Women's Health segment offers a wide range of telemedicine and disease management services designed to assist physicians and payors in the cost-effective management of maternity patients. Services include risk assessment, patient education and management, infusion therapy, gestational diabetes management and other monitoring and clinical services as prescribed by the patient's physician. Our Women's Health segment is headquartered in Marietta, Georgia and has 42 sites of service throughout the United States, 14 of which are monitoring centers. Of these 42 sites, 40 are fully accredited and 2 are in the process of becoming accredited as home care organizations by the Joint Commission on Accreditation of Health Care Organizations. In addition, our Women's Health segment has two after-hours centers that operate out of two of our monitoring sites and we believe we maintain a significant market share.

     Diabetes Supplies and Services. We acquired our Diabetes Supplies and Services segment business effective January 1, 1999. This segment has two components: diabetes disease management and fulfillment services. Our diabetes disease management business provides risk assessment, patient education, compliance management and outcomes reporting.

     Our diabetes fulfillment component sells glucose testing supplies, insulin, insulin pumps, syringes and other prescription and non-prescription drugs used by patients with diabetes. These sales are made primarily on a mail-order basis. This business serves patients in the United States through its facilities in Roanoke, Virginia and Irvine, California and in Germany through its facilities in Neumunster and Dresden, Germany. Approximately 23% of this segment's revenues were derived from its German operations in 2000 and 1999.

     Our fulfillment business also is a leading wholesaler of microsampling products, which are products used to obtain and test small samples of blood. Recently, we have changed the name of this component of our fulfillment business to Facet Technologies, LLC. Through Facet, we have a significant presence in each of the three major products of the microsampling market: standard lancets, lancing devices and safety lancets. Facet designs, assembles, packages and distributes products primarily manufactured by Nipro Corporation, a publicly traded Japanese manufacturer and distributor of medical equipment with a core competency in needle-based technology.

     Facet operates from facilities in McDonough, Georgia, and Milton Keynes and Northants, England. Its products are shipped primarily to North and South America, Europe and Asia. Approximately 24% and 21% of this business component's revenues were derived from sales outside of the United States in 2000 and 1999, respectively.

     Other Disease Management Programs. We also provide respiratory disease management programs. Our respiratory disease management business, which began in July 1998, provides respiratory disease risk assessment, screening and case management services to patients throughout the United States from its headquarters in Marietta, Georgia in conjunction with National Jewish Medical and Research Center, located in Denver, Colorado.

     Discontinued Operations. Our former Cardiovascular segment was acquired in July 1998 and was operated through our wholly-owned subsidiary, QDS. QDS provided cardiac event monitoring services, holter monitoring services and pacemaker follow-up to patients throughout the United States from its
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headquarters in Marietta, Georgia. Effective February 1, 2001, we sold the business and assets of QDS, excluding accounts receivable. Through the divestiture of QDS, we have discontinued our service offerings related to cardiac diagnostics and plan to pursue the addition of coronary artery disease and congestive heart failure programs to our disease management offerings.

     As described in the following chart, we generally offer our customers three main services: disease management programs, telemedicine and fulfillment.

                                 DISEASE STATES

                            DIABETES          WOMEN'S HEALTH         RESPIRATORY        CARDIOVASCULAR
---------------------------------------------------------------------------------------------------------
DISEASE                - Diabetes           - MaternaLink(R)     - Asthma             - Congestive Heart
MANAGEMENT               Management                              - Chronic              Failure*
PROGRAMS                 Solutions                                 Obstructive        - Coronary Artery
                                                                   Pulmonary Disease    Disease*
---------------------------------------------------------------------------------------------------------
TELEMEDICINE                                - Preterm Labor
                                              Management
                                            - Hypertension
                                            - Gestational
                                              Diabetes
                                            - Nausea and
                                              Vomiting
                                            - Coagulation
                                              Disorders
---------------------------------------------------------------------------------------------------------
FULFILLMENT            - Diagnostic         - Nutriceuticals     - Supplies*
                         Supplies
                       - Pharmaceuticals
                       - Microsampling
                         products
---------------------------------------------------------------------------------------------------------

* In development

Disease Management

     Our disease management programs are focused on reducing the total costs and improving health outcomes for a population of patients. Services include risk assessment, patient education, compliance management, clinical intervention and outcomes reporting. We currently offer disease management programs for pregnancy, diabetes, asthma, and chronic obstructive pulmonary disease. We intend to introduce congestive heart failure and coronary artery disease management programs later in 2001 as part of our strategy to be a full service provider to payors and employers.

Telemedicine

     Our telemedicine services assist physicians and payors in the cost-effective management of preterm labor, gestational diabetes, pregnancy-induced hypertension, nausea and vomiting in pregnancy and coagulation disorders. Our patients transmit physiological data telephonically to our patient monitoring centers. Specialized obstetrical nurses review and assess patient data, provide patient education and, in conjunction with the patient's physician, recommend acuity-based clinical interventions. Our women's health division currently has 41 sites of service throughout the United States, 14 of which are patient monitoring centers.

Fulfillment

     We sell a full line of diabetes supplies in the United States and Germany. These products, which include insulin, glucose meters, test strips, syringes and microsampling products, are primarily sold on a

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mail order basis. Additionally, we are a leading designer, developer, and manufacturer of microsampling products, which we sell on a wholesale basis to medical device manufacturers.

Proprietary TRAX(TM) System

     To support our disease management programs, we have developed the TRAX system. We believe the TRAX system provides Matria with a unique advantage in addressing the needs of the growing disease management market. Through a web-based open architecture, TRAX allows us to connect with patients, care coordinators, health plans and providers to facilitate the assessment of a patient using claims data, past medical history, laboratory, diagnostic and monitoring data and health risk assessments. TRAX allows our case managers to identify at-risk health plan members with diabetes, respiratory disorders or an associated co-morbidity, such as congestive heart failure. TRAX is able to manage large populations and integrate large data sets across multiple disease states. Additional diseases and conditions can also be added to TRAX to manage co-morbidities associated with chronic diseases.

CUSTOMERS, SUPPLIERS AND THIRD-PARTY PAYORS

     In 2000, our revenues from continuing operations (excluding QDS) were derived from the following types of customers: approximately 49% from private third-party payors, 25% from medical device manufacturers, 11% from domestic government payors, 11% from foreign healthcare systems and 4% from employers. Our Women's Health segment generated approximately 94% of its revenues from private third-party payors and 6% of its revenues from domestic government payors in 2000. Of our diabetes management and fulfillment segment revenues in 2000, approximately 48% were obtained from medical device manufacturers, 22% were from foreign healthcare systems, 16% were from domestic government payors, 8% were from employers and 6% were from private third-party payors.

     We market our women's health services, diabetes disease management services, and respiratory disease management services to patients, physicians, other healthcare providers and third-party payors (including employers), primarily through our employee sales force. All of these businesses' revenues depend on payment from third-party payors such as managed care companies and government-sponsored health insurance programs. Our population-based disease management services are billed directly to third-party payors, including managed care companies and employers, and are paid under various contractual arrangements, including an annual or monthly rate per participant and case rates. Our telemedicine services are provided to patients based on a physician prescription. The patient assigns to us the benefits from the patient's commercial or governmental healthcare plan, which we in turn bill for the services at contracted rates or government allowables.

     Facet markets its products to large medical device manufacturers through its employee sales force. Facet's customers include original equipment manufacturers of blood glucose and other point-of-care test kits, as well as mail order companies, kit companies and distributors that sell to the acute care, alternate care and primary care markets. Facet invoices its customers upon shipment of products. Payment terms generally are 30 days.

SEASONALITY

     Our Women's Health segment's revenues tend to be seasonal. Revenues typically begin to decrease with the onset of the holiday season starting with Thanksgiving, causing our first quarter revenues of each year to be less than those of the fourth quarter of the previous year. Our other businesses do not reflect any significant degree of seasonality.

TRADEMARKS, LICENSES AND PATENTS

     We own a number of trademarks and service marks which, in the aggregate, are important to the marketing and promotion of our products and services. We do not believe, however, that any single trademark or service mark is material in relation to our business as a whole. We generally make a practice of protecting our most significant trademarks by registration.
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     We have licensed our respiratory disease management programs from National
Jewish Medical and Research Center. Insofar as the licensed programs are the cornerstone of our respiratory disease management programs, the license is material to that portion of our business. Additionally, we have an exclusive, perpetual right to use and purchase from Respironics, Inc. the only uterine activity monitor that has received pre-market approval from the Food and Drug Administration for home use on patients with a history of previous preterm birth. Our rights to the monitors had been a material competitive advantage in marketing our uterine activity monitoring services. In 2001, the FDA reclassified the monitors from Class III to Class II devices, which will make substantially equivalent devices available to our competitors, without their having to receive pre-market approval. As part of the reclassification, the FDA has imposed special controls on the use of such devices. It is not clear what impact these developments will have on our home uterine activity monitoring business.

     We do not possess any patents that are material to our business, although the patents owned by Nipro Corporation and its subcontractors with respect to products distributed by Facet are material to the continued marketing of those products.

     Also, we consider our clinical and disease management programs to be proprietary and material to the portion of our business to which they relate.

COMPETITION

     Our Women's Health business and our other disease management businesses compete with a vast and ever increasing number of competitors. Competitors of our disease management businesses include national, regional and local home health agencies, hospitals and physicians and other companies devoted primarily to offering one or more products or services similar or identical to those offered by us, such as diabetes supplies or diabetes education. We compete on a number of factors including quality of care and service, reputation within the medical community, geographical scope and price. We believe that our clinical expertise and coordinated approach to patient services have enabled us to compete effectively.

     Competition in the microsampling business is also based on quality, service and price. In addition, competition in research involving the development of new products and the improvement of existing products is particularly significant. The microsampling industry is highly fragmented with numerous competitors of all sizes. The quality of Facet's products, as well as its strong distribution system, value-added approach to customer service and design and development expertise have enabled this business to achieve its significant market share notwithstanding the highly competitive environment in which it operates.

RESEARCH AND DEVELOPMENT

     Facet maintains a dedicated research and development staff at its headquarters in McDonough, Georgia. Facet's research and development activities are key factors in its ability to stay abreast of its competition.

     Our Women's Health and other businesses do not maintain separate research and development teams. Program development and refinements result from the cooperative efforts of the businesses' clinical, operating and marketing staff, and these costs are charged to earnings when incurred.

REGULATION AND HEALTHCARE INDUSTRY CHANGES

     All of our businesses are subject to varying degrees of government regulation in the countries in which they operate. There has been a trend in recent years both in the United States and outside of the United States toward more stringent regulation of, and enforcement of requirements applicable to, healthcare providers and medical device manufacturers. The continuing trend of more stringent regulatory oversight in healthcare, enforcement activities and product clearance for medical devices has caused healthcare providers and manufacturers to experience more uncertainty, greater risk, higher expenses and longer

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approval cycles. Management does not expect this trend to change in the near or long term in the United States or abroad.

     In the United States, regulation of the healthcare industry is particularly pervasive. Many states require providers of home health services, such as our Women's Health segment, to be licensed as nursing or home health agencies and to have medical waste disposal permits. In addition, the operations of our diabetes disease management businesses require us to be licensed as a pharmacy in several states. Moreover, certain of our employees are subject to state laws and regulations regarding the ethics and professional practice of pharmacy and nursing. We may also be required to obtain certification to participate in governmental payment programs, such as Medicare and Medicaid. Some states have established Certificate of Need programs regulating the establishment or expansion of healthcare operations. In addition, we are subject to various federal and state statutes regulating payments to or relationships with referral sources. Penalties for violation of these statutes include substantial fines and penalties, imprisonment and exclusion from participation in governmental healthcare programs.

     Moreover, many of the medical products utilized by us for the provision of our services are classified as medical devices under the federal Food, Drug and Cosmetic Act and are subject to regulation by the FDA. Certain recent FDA actions with respect to home uterine activity monitors were discussed above under "Trademarks, Licenses and Patents." In addition, some of our services involve the use of drugs that are regulated by the FDA under the FDC Act. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, governs the portability, privacy and security of medical records and other individually identifiable patient data. Regulations issued by the Secretary of Health and Human Services, acting pursuant to HIPAA, establish standards for the protection of personal health information maintained by health care providers, hospitals, health plans and health insurers, and health care clearinghouses. In general, these regulations prohibit the use and disclosure of medical records and other individually identifiable health information held or disclosed by health care providers and other affected entities in any form, whether communicated electronically, on paper, or orally, subject only to certain limited exceptions. In addition, the regulations provide patients with significant new rights to understand and control how their health information is used. These regulations do not preempt more stringent state laws and regulations. Health care providers and other affected entities have until April 2003 to come into compliance with the regulations. Additional regulations requiring the use of uniform standards for electronic health care transactions have been issued with compliance required by October 2002. Further regulations establishing health care information security requirements are being developed. Failure to comply with HIPAA can result in criminal penalties and civil sanctions.

     As a result of our desire to assure compliance with the increasingly complex regulatory environment for the healthcare industry, we maintain a company-wide compliance program, developed in accordance with federal guidelines.

EMPLOYEES

     As of June 1, 2001, we employ a total of approximately 950 full-time employees and 75 regular part-time employees. In addition, we employ an additional 975 part-time clinical employees to provide, among other things, patient training and backup support on an "as needed" basis. None of our employees are represented by a union. We consider our relationship with our employees to be good.

PROPERTIES

     Our principal executive and administrative offices are located at 1850 Parkway Place, Marietta, Georgia, and total approximately 107,609 square feet. The facility is leased through February 28, 2003.

     Additional properties also are leased for our other operations. Our Women's Health segment's patient service centers are typically located in suburban office parks and range between 600 and 5,200 square feet of space with an average of approximately 2,200 square feet. Total square footage for these facilities is approximately 88,000 square feet. These facilities are leased for various terms through 2004.

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     Facet's current manufacturing facility consists of approximately 48,000 square feet of office and warehouse space in McDonough, Georgia. Additionally, Facet occupies approximately 9,000 square feet of office space in the Matria headquarters building. This lease expires on February 28, 2003. In July 2001 Facet will relocate its manufacturing operations to another facility in McDonough, Georgia, which will consist of approximately 70,000 square feet of office and warehouse space. The lease term on this new facility will expire in 2008. Effective April 2001, Facet also leases approximately 1,000 square feet of warehouse space in Milton Keynes, England under an automatically renewable lease which can be canceled with six months' notice. It also has a 200 square foot office in Northants, England under a lease that expires in July 2001 with automatic annual renewals and which is expected to be amended to allow for a longer term.

     Our diabetes disease management business maintains its United States headquarters in Roanoke, Virginia where its facility consists of approximately 24,000 square feet of office and warehouse space which is leased through November 2005. The former Van Nuys, California operation of this business moved to an existing Matria facility in Irvine, California in May 2000. This business also maintains leased facilities in Neumunster and Dresden, Germany consisting of approximately 3,200 and 6,500 square feet, respectively. The Neumunster lease is a month to month tenancy and the Dresden lease expires in 2005.

     These facilities are generally in good condition and we believe that they are adequate for and suitable to our requirements.

LEGAL PROCEEDINGS

     Matria is subject to various legal claims and actions incidental to its business and the businesses of its predecessors and their respective subsidiaries, including product liability claims and professional liability claims. As did its predecessors, Matria maintains insurance, including insurance covering professional and product liability claims, with customary deductible amounts. There can be no assurance, however, that (i) additional suits will not be filed in the future against Matria, (ii) Matria's prior experience with respect to the disposition of its litigation accurately indicates the results that will occur in pending or future cases or (iii) adequate insurance coverage will be available at acceptable prices for incidents arising or claims made in the future. There are no pending legal or governmental proceedings to which we are a party that we believe would, if adversely resolved, have a material adverse effect on us.

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